UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐	Soliciting Material Pursuant to §240.14a-12

TriQuint Semiconductor, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRIQUINT SEMICONDUCTOR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 21, 2008

4:00 p.m. (Pacific Time)

TO OUR STOCKHOLDERS:

The 2008 Annual Meeting of Stockholders of TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint,” “we,” “us” or “our company”), will be held on Wednesday, May 21, 2008, at 4:00 p.m., Pacific time, at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124, for the following purposes:

1.	To elect seven directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the audit committee’s appointment of KPMG LLP as TriQuint’s independent registered public accounting firm for the fiscal year ending December 31, 2008;

3.	To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are described in greater detail in the proxy statement accompanying this notice. Stockholders who owned shares of our common stock at the close of business on Monday, March 31, 2008, are entitled to attend and vote at the annual meeting. A complete list of these stockholders will be available during normal business hours for ten days prior to the meeting at our headquarters located at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124. A stockholder may examine the list for any legally valid purpose relating to the meeting. The list will also be available during the annual meeting for inspection by any stockholder present at the meeting.

This year we are furnishing proxy materials to our stockholders over the Internet. You may read, print and download our annual report to stockholders and proxy statement at the Investor Relations section of our website at http://www.triquint.com/investors/materials/filings/. On April 11, 2008, we mailed our stockholders a notice containing instructions on how to access our 2008 proxy statement and annual report to stockholders via the Internet and vote online. The notice also provides instruction on how you can request a paper copy of these documents free of charge if you desire, and how you can enroll in e-delivery to receive future annual materials via email.

Whether or not you plan to attend the annual meeting, please vote your shares as directed in the proxy card for the annual meeting as promptly as possible to ensure your representation and the presence of a quorum at the annual meeting.

For the Board of Directors of

TRIQUINT SEMICONDUCTOR, INC.

Steven J. Buhaly

Chief Financial Officer, Vice President of Finance and Secretary

Hillsboro, Oregon

April 11, 2008

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR SHARES AS INSTRUCTED IN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE.

2008 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION	2
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	3
– Why is TriQuint providing these materials?	3
– What information is contained in these materials?	3
– What proposals will be voted on at the annual meeting?	3
– How does the board recommend that I vote?	3
– What shares owned by me can be voted?	3
– What is the difference between holding shares as a stockholder of record and as a beneficial owner?	3
– How can I vote my shares in person at the annual meeting?	4
– How can I vote my shares without attending the annual meeting?	4
– Can I change my vote?	4
– How are votes counted?	4
– What is the quorum requirement for the annual meeting?	5
– What is the voting requirement to approve each of the proposals?	5
– Who are the proxyholders and what do they do?	5
– May I cumulate my votes?	6
– What does it mean if I receive more than one Notice of Internet Availability?	6
– How can I revoke my proxy?	6
– Where can I find the voting results of the annual meeting?	6
– What happens if additional proposals are presented at the annual meeting?	6
– Who will count the vote?	7
– Is my vote confidential?	7
– Who will bear the cost of soliciting votes for the annual meeting?	7
– What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	7
– How do I communicate with the board?	8
– Are there any other matters to come before the meeting?	8
PROPOSAL NO. 1—Election of Directors	9
CORPORATE GOVERNANCE AND OTHER MATTERS	11
2007 DIRECTOR COMPENSATION TABLE	16
REPORT OF THE AUDIT COMMITTEE	18
PROPOSAL NO. 2—Ratification of independent registered public accounting firm	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	22
COMPENSATION COMMITTEE REPORT	23
EXECUTIVE COMPENSATION	24
– Compensation Discussion and Analysis	24
– 2007 Summary Compensation Table	29
– 2007 Grants of Plan-Based Awards Table	30
– 2007 Outstanding Equity Awards at Fiscal Year-End Table	32
– 2007 Option Exercises and Stock Vested Table	33
– 2007 Nonqualified Deferred Compensation Table	34
– Potential Post-Employment Payments	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE	43
EQUITY COMPENSATION PLAN INFORMATION	43
ANNUAL REPORT ON FORM 10-K	46
OTHER MATTERS	46

TRIQUINT SEMICONDUCTOR, INC.

PROXY STATEMENT FOR THE

2008 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the board of directors of TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint,” “we,” “us,” “our,” or “our company”), for use at our 2008 Annual Meeting of Stockholders, or at any adjournment. The annual meeting will be held on Wednesday, May 21, 2008, at 4:00 p.m., Pacific time, for the purposes set forth in the accompanying notice of annual meeting of stockholders. The annual meeting will be held at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124. Our telephone number at that location is (503) 615-9000.

A Notice of Internet Availability of Proxy Materials, which includes instructions about how to access this proxy statement, our 2007 Annual Report to Stockholders and the proxy card, was mailed on or about April 11, 2008, to all stockholders entitled to vote at the annual meeting.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 31, 2008, are entitled to attend and vote at the annual meeting. On the record date, 143,024,725 shares of our common stock were outstanding and held of record by 448 stockholders. The closing price of our common stock on the NASDAQ Global Market on the record date was $5.06 per share.

Internet Availability of Proxy Materials

This year, we have voluntarily elected to take advantage of recent Securities and Exchange Commission rules that allow us to (i) mail our stockholders a Notice of Internet Availability of Proxy Materials and a proxy card, (ii) provide access to our proxy materials on our website, and (iii) mail a printed copy of the proxy materials to any stockholder who requests it. Next year we will be required to comply with these rules.

The Notice of Internet Availability of Proxy Materials provides instructions on how to view our proxy materials for the Annual Meeting at our website and, if desired, instruct us to send you future proxy materials electronically via email. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read the enclosed proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:	Why is TriQuint providing these materials?

A:	TriQuint’s board of directors is providing these proxy materials for you in connection with TriQuint’s annual meeting of stockholders, which will take place on May 21, 2008, at 4:00 p.m. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the annual meeting:

•	the election of directors (Proposal No. 1); and

•	the ratification of the audit committee’s appointment of KPMG LLP as TriQuint’s independent registered public accounting firm for the fiscal year ending December 31, 2008 (Proposal No. 2).

We will also consider other business that properly comes before the annual meeting.

Q:	How does the board recommend that I vote?

A:	TriQuint’s board recommends that you vote your shares “FOR” each of the nominees to the board; and “FOR” the ratification of the audit committee’s appointment of KPMG as our independent registered public accounting firm.

Q:	What shares owned by me can be voted?

A:	All shares of TriQuint common stock owned by you as of the close of business on March 31, 2008 (the “Record Date”) may be voted by you. On all matters other than the election of directors, you may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or shares acquired through the Sawtek Employee Stock Option Plan and 401(k) Plan.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of TriQuint hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with TriQuint’s transfer agent, Mellon Investor Services, LLC, you are considered, with respect to those shares, the stockholder of record, and the Notice of Internet Availability of these proxy materials is being sent directly to you by TriQuint. As the stockholder of record, you have the right to grant your voting proxy directly to TriQuint or to vote in person at the annual meeting. You may also vote your shares as described below under “How can I vote my shares without attending the annual meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the annual meeting. Your broker or nominee has sent you instructions for how you can direct the broker or nominee to vote your shares. You may vote your shares by Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring your proxy card or proof of identification. Even if you plan to attend the annual meeting, TriQuint recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting by Internet by following the instructions in the proxy card. You may access your proxy materials and proxy card online by accessing the www.investoreconnect.com website and entering your 12 digit control number found on the notice that you received. The voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the corporate secretary of our company, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. With respect to the elections for ratification of the appointment of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” your vote has the same effect as a vote “AGAINST.” If you vote your shares without providing specific instructions regarding each of these proposals, your shares will be voted in accordance with the recommendations of the board.

If you vote to “ABSTAIN” from voting in all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on the proposal to elect directors, your abstention will have no effect on the outcome of the vote with respect to this proposal. If you abstain from voting on the proposal for the ratification of the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against the proposals.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “for” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that the broker is not voting on a matter, whether routine or non-routine. Proposals One and Two contained in these proxy materials are considered routine matters, so unless you have provided otherwise, your broker will have discretionary authority to vote your shares. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

Q:	What is the quorum requirement for the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the seven persons receiving the highest number of “FOR” votes will be elected. The proposal for ratification of the audit committee’s appointment of the independent registered public accounting firm require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote at the annual meeting.

Q:	Who are the proxyholders and what do they do?

A:	The two persons named as proxyholders on the proxy card, Ralph G. Quinsey, our president and chief executive officer, and Steven J. Buhaly, our chief financial officer, vice president of finance and secretary, were designated by the board. The proxyholders will vote all properly tendered proxies (except to the extent that authority to vote has been withheld) and where a choice has been specified by you as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you vote your shares without providing specific instructions regarding each of the proposals, your shares will be voted, your shares will be voted “FOR” each of the proposals.

Q:	May I cumulate my votes?

A:	Every stockholder voting for the election of directors may cumulate such stockholder’s votes and (i) give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that such stockholder is entitled to vote or (ii) distribute such stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven candidates. However, no stockholder is entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, and prior to the voting, of the intention to cumulate the stockholder’s votes.

Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on the Record Date is entitled to one vote.

Q:	What does it mean if I receive more than one Notice of Internet Availability?

A:	You may receive more than one Notice of Internet Availability. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability. Please vote your shares for each Notice of Internet Availability that you receive by following the instructions in the proxy card. You may access your proxy materials and proxy card online by accessing the www.investoreconnect.com website and entering your 12 digit control number found on the notice that you received.

Q:	How can I revoke my proxy?

A:	You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may do any of the following:

•	sign and return another proxy card bearing a later date;

•	enter a new vote by Internet or by telephone following the instructions in the proxy card;

•

provide written notice of the revocation to TriQuint’s secretary, Steven J. Buhaly, at TriQuint Semiconductor, Inc., 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124, prior to the vote at the annual meeting; or

•	attend the meeting and vote in person.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in TriQuint’s quarterly report on Form 10-Q for the quarter ending June 30, 2008.

Q.	What happens if additional proposals are presented at the annual meeting?

A:	Other than the two proposals described in this proxy statement, TriQuint does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Ralph G. Quinsey, TriQuint’s president and chief executive officer, and Steven J. Buhaly, TriQuint’s chief financial officer, vice president of finance and secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of TriQuint’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board.

Q:	Who will count the vote?

A:	Joseph Pugh, our assistant secretary, has been appointed to act as the inspector of election and will tabulate the votes. In the event he is unable to do so, Susan Liles, our treasurer, will act in this role.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriQuint or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to TriQuint’s management.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	TriQuint will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by TriQuint’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. TriQuint may retain the services of a third party firm to aid in the solicitation of proxies. TriQuint estimates that proxy solicitation costs, if there are any, will not exceed $15,000. In addition, TriQuint may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings, including director nominations.

Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 12, 2008, and should contain such information as is required under TriQuint’s bylaws. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals will also need to comply with the regulations of the Securities and Exchange Commission (the “SEC”) under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to our corporate secretary at our principal executive offices.

If you intend to present a proposal at our 2009 annual meeting and the proposal is not intended to be included in our proxy statement relating to that meeting, you must give us advance notice of such proposal in accordance with our bylaws. Pursuant to our bylaws, in order for a stockholder proposal to be deemed properly presented under such circumstances, a stockholder must deliver notice of such proposal to our corporate secretary at our principal executive offices no later than the close of business on December 12, 2008. However, if the date of the 2009 annual meeting is more than 30 days before May 21, 2009, the first anniversary of this year’s annual meeting, stockholders must give us notice of any stockholder proposals within a reasonable time before the mailing date of the proxy statement. If a stockholder does not provide us with notice of a stockholder proposal in accordance with the deadlines described above, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

The SEC rules establish a different deadline with respect to discretionary voting (the “Discretionary Vote Deadline”) for stockholder proposals that are not intended to be included in a company’s proxy statement. The Discretionary Vote Deadline for our 2009 annual meeting is February 25, 2009, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2009 annual meeting. Because the stockholder proposal deadline provided for in our bylaws cannot be determined until we publicly announce the date for our 2009 annual meeting, it is possible that the bylaw deadline may occur after the Discretionary Vote Deadline. In such a case, a stockholder proposal received after the Discretionary Vote Deadline but before the bylaw deadline would be eligible to be presented at the next year’s annual meeting, but we believe that our proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the annual meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

Nomination of Director Candidates: You may propose director candidates for consideration by the board’s nominating and governance committee. See “Consideration of Director Nominees” below.

Copy of Bylaw Provisions: You may contact TriQuint’s corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Q:	How do I communicate with the board?

A:	The board has adopted a process for stockholder communications with the board and has selected Steven J. Buhaly, chief financial officer, to act as TriQuint’s contact person for stockholder communication directed to the board. Mr. Buhaly will relay all relevant questions and messages from the stockholders of TriQuint to the specific director identified by the stockholder or, if no specific director is requested, to a director selected by him. Mr. Buhaly can be reached at:

Chief Financial Officer

TriQuint Semiconductor, Inc.

2300 NE Brookwood Parkway

Hillsboro, OR 97124

Q:	Are there any other matters to come before the meeting?

A:	Other than the proposals listed above, the board does not intend to present any other matters to be voted on at the meeting. The board is not currently aware of any other matters that will be presented for action at the meeting. However, if other matters are properly brought before the stockholders at the meeting and you have signed and returned your proxy card, the proxy holders will have discretion to vote your shares on these matters to the extent authorized under the Securities Exchange Act of 1934, as amended.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

The board has nominated TriQuint’s current directors to stand for election at the annual meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the seven nominees named below. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxyholders will be voted for any nominee who has been designated by the present board to fill the vacancy. The term of office for each person elected as a director will continue until the next annual meeting or until a successor has been elected and qualified. The following table lists the persons recommended by the nominating and governance committee and nominated by the board to be elected as directors and their ages as of April 1, 2008:

Name of Nominee	Age	Position with TriQuint	Since	Board Committees
Dr. Paul A. Gary	67	Director	1996	A, N*
Charles Scott Gibson	55	Director	1992	A, C, N
Nicolas Kauser	68	Director	1999	C, N
Ralph G. Quinsey	52	President and Chief Executive Officer, Director	2002	—
Dr. Walden C. Rhines	61	Director	1995	C*, N
Steven J. Sharp	66	Chairman of the Board, Director	1992	—
Willis C. Young	67	Director	2001	A*, N

Board Committees: A-Audit, C-Compensation, N-Nominating and Governance

*	Designates chair of that committee

There is no family relationship between any director and/or executive officer of our company.

Dr. Gary has been a director of our company since May 1996. Dr. Gary has been retired since 1996. From 1967 until 1996, he served in various capacities for Bell Laboratories, Western Electric Corporation and the Microelectronics division of AT&T Corporation (now Agere Systems, Inc.), with his last position being vice president of the Netcom IC business unit. He also serves as chairman of the board of directors of Data I/O Corporation, a provider of manual and automated device programming systems. Dr. Gary holds a B.S. degree in electrical engineering from Lafayette College, a M.S. degree in electrical engineering from Stanford University and a Ph.D. in electrical engineering from Stanford University.

Mr. Gibson has been a director of our company since September 1992. Since March 1992, Mr. Gibson has been a director of a number of high technology companies and not-for-profit organizations. He co-founded Sequent Computer Systems Inc., a computer systems company, in 1983 (which was acquired by International Business Machines Corporation), and served as its president from January 1988 to February 1992. From 1976 to 1983, Mr. Gibson was employed at Intel Corporation as general manager, Memory Components Operations. He also serves as chairman of the board of directors of RadiSys Corporation, an embedded solutions company for the communications industry, and is a director of Pixelworks, Inc., a semiconductor manufacturer, Electroglas, Inc. and Verigy, Ltd., both of which are manufacturers of semiconductor test equipment; and Northwest Natural Company, a natural gas distribution company. Mr. Gibson also serves on the Board of Trustees of the Olin School of Engineering and is the vice chairman of the Oregon Health and Sciences University Governing and Foundation Board of Trustees and as a director of the Oregon Community Foundation. He received a B.S. degree in electrical engineering and a M.B.A. from the University of Illinois.

Mr. Kauser has been a director of our company since December 1999. From February 2004 to present, Mr. Kauser has served as a member of the board of directors, and from January 2005 until his retirement in August of 2007, additionally served as chief technology officer of Clearwire Corporation, a company dedicated to the implementation of wireless broadband services in the United States and several European countries. From 1990 through 1998, Mr. Kauser served as executive vice president and chief technology officer of AT&T Wireless Services, Seattle, Washington (formerly McCaw Cellular Communications, Inc.). From 1984 through 1990, Mr. Kauser was employed by Rogers Cantel, Inc., a Canadian wireless service provider, as vice president of engineering and later, senior vice president of network operations. He was a member of Cantel’s board of directors from 1990 to 1998. Mr. Kauser received a B.S. degree in electrical engineering from McGill University, Montreal, Canada.

Mr. Quinsey joined our company in July 2002 as president and chief executive officer and a director. From September 1999 to January 2002, Mr. Quinsey was with ON Semiconductor, a manufacturer of semiconductors for a wide array of applications, as vice president and general manager of the Analog Division. From 1979 to September 1999, Mr. Quinsey was with Motorola, a manufacturer of semiconductors and communications equipment holding various positions including vice president and general manager of the RF/IF Circuits Division, which developed both silicon and gallium arsenide technologies for wireless phone applications. Mr. Quinsey received a B.S. degree in electrical engineering from Marquette University.

Dr. Rhines has been a director of our company since May 1995. Dr. Rhines has been the chief executive officer of Mentor Graphics Corporation, an electronic design automation company, since 1993 and chairman of their board of directors since 2002. Prior to joining Mentor Graphics, he spent 21 years at Texas Instruments Incorporated, as the executive vice president of Texas Instruments’ Semiconductor Group where he managed the semiconductor business. Dr. Rhines also serves as a director of Cirrus Logic, Inc, a semiconductor company, is the vice-chairman of the Electronic Design Automation Consortium (“EDAC”) and serves on the boards of Semiconductor Research Corporation (SRC), Lewis & Clark College and the Oregon Engineering and Technology Industry Council. Dr. Rhines holds a B.S. degree in metallurgical engineering from the University of Michigan, a M.S. degree and Ph.D. in materials science and engineering from Stanford University and a M.B.A. from Southern Methodist University.

Mr. Sharp joined our company in September 1991 as director, president and chief executive officer. In May 1992, he became chairman of our board. In July 2002, Mr. Sharp stepped down as president and chief executive officer of TriQuint, and in September 2004, he resigned as an employee of TriQuint. Previously, Mr. Sharp had served various roles associated with venture capital-financed semiconductor companies. In these assignments he was founder of Power Integrations, Inc. and Silicon Architects, Inc. (since acquired by Synopsys, Inc.). Prior to that time, Mr. Sharp was employed for 14 years by Signetics Corporation (since acquired by Philips Electronics N.V.), a semiconductor manufacturer and for nine years by Texas Instruments, a semiconductor manufacturer. Mr. Sharp also serves as chairman of the board of directors of Power Integrations, Inc. and as a director of Ambric, Inc. He received a B.S. degree in mechanical engineering from Southern Methodist University, a M.S. degree in engineering science from California Institute of Technology and a M.B.A. from Stanford University.

Mr. Young has been a director of our company since July 2001. Prior to joining our board, he was a director of Sawtek Inc., a surface acoustic wave filter company, from 1996 until 2001 when Sawtek merged with TriQuint. Mr. Young was a senior partner in the Atlanta office of BDO Seidman, LLP, an international accounting and consulting firm, from January 1996 to June 2000. Mr. Young retired in July 2000. From April 1995 to December 1995, Mr. Young was the chief financial officer for Hayes Microcomputer Products, Inc., a manufacturer of modems and communication equipment. From 1965 to 1995, Mr. Young held various positions with BDO Seidman, LLP, and from 1988 to 1995 he was vice chairman and a member of BDO Seidman’s Executive Committee. Mr. Young has a B.S. degree in accounting from Ferris State University. He is a certified public accountant.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE AND OTHER MATTERS

Consideration of Director Nominees

The nominating and governance committee of the board considers both recommendations and nominations for candidates to the board proposed by stockholders. Any stockholder who wants to recommend or nominate a candidate for the nominating and governance committee’s consideration may do so by following the approved policies and procedures for director candidates. Stockholders must hold no less than 5% of TriQuint’s securities continuously for at least twenty-four months prior to the date of the submission of the recommendation or nomination.

Stockholder recommendations for candidates to the board must be directed in writing to TriQuint Semiconductor, Inc., Attn: Corporate Secretary, 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124, and must include:

•	the candidate’s name, business address and residence address;

•	the candidate’s principal occupation or employment;

•	the number of shares of TriQuint which are beneficially owned by such candidate;

•	detailed biographical data and qualifications and information regarding any relationships between the candidate and TriQuint within the last three years; and

•

any other information relating to such candidate that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

A stockholder’s recommendation to the secretary must also set forth:

•	the name and address, as they appear on our books, of the stockholder making such recommendation;

•	the class and number of shares of TriQuint which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder;

•	any material interest of the stockholder in such nomination;

•

a description of all arrangements or understandings between the stockholder making such nomination and the candidate and any other person or persons (naming such person or persons) pursuant to which the nomination is made by the stockholder;

•	a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected; and

•	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his/her capacity as a proponent to a stockholder proposal.

Stockholder nominations to the board must meet the requirements set forth in Sections 2.2 and 2.5 of our bylaws. For a nomination to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the corporate secretary of TriQuint. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 calendar days in advance of the date that proxy statements were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting had been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received a reasonable amount of time before the solicitation is made in order to be considered timely.

Identifying and Evaluating Nominees for Director

The nominating and governance committee uses the following procedures to identify and evaluate the individuals that it selects, or recommends that the board select, as director nominees:

•

The committee reviews the qualifications of any candidates who have been properly recommended or nominated by the stockholders, as well as those candidates who have been identified by management, individual members of the board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper.

•	The committee evaluates the performance and qualifications of individual members of the board eligible for re-election at the annual meeting of stockholders.

•

The committee considers the suitability of each candidate, including the current members of the board, in light of the current size and composition of the board. Except as may be required by rules promulgated by the NASDAQ Global Market or the SEC, it is the current sense of the committee that there are no specific, minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess. In evaluating the suitability of the candidates, the committee considers relevant factors, including, among other things, issues of character, judgment, independence, expertise, diversity of experience, length of service, other commitments and the like. The committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the board as a whole.

•

After such review and consideration, the committee selects, or recommends that the board select, the slate of director nominees, either at a meeting of the committee at which a quorum is present or by unanimous written consent of the committee.

•	The committee endeavors to notify, or causes to be notified, all director candidates of its decision as to whether to nominate such individual for election to the board.

The board has final authority on determining the selection of director candidates for nomination to the board. These policies and procedures may be modified at any time as may be determined by the committee.

Statement on Corporate Governance

We have been committed to having sound corporate governance principles since our inception, and in September 2002, we adopted formal corporate governance standards. We have reviewed internally and with the board the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the Nasdaq Global Market’s listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. You can access our committee charters, and our code of business conduct and ethics without charge on our website at www.TriQuint.com under the “Investors” section, and by clicking on “Governance,” or by writing to us at TriQuint Semiconductor, Inc., 2300 NE Brookwood Parkway, Hillsboro, OR 97124 Attention: CFO. Mr. Paul Gary has been designated as the lead independent director, and as such he chairs the regularly scheduled executive sessions among TriQuint’s non-management directors without management present.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of ethics is posted on our Internet web site. The Internet address for our web site is www.TriQuint.com, and the code of ethics may be found as follows:

1.	From our main web page, first click on “Investors.”

2.	Next, click on “Governance.”

3.	Next, click on “Code of Business Conduct and Ethics.”

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our web site, at the address and location specified above. If you wish to receive a copy of our code of ethics and do not have access to the Internet, please write to us at the address below, and we will furnish you a copy without charge:

Chief Financial Officer

TriQuint Semiconductor, Inc.

2300 NE Brookwood Parkway

Hillsboro, OR 97124

Director Independence

TriQuint has adopted standards for director independence, which are compliant with the rules of the NASDAQ Global Market. These independence standards are posted on our Internet web site. The Internet address for our web site is www.TriQuint.com, and the code of ethics may be found as follows:

1.	From our main web page, first click on “Investors.”

2.	Next, click on “Governance.”

3.	Next, click on “Policy Regarding Director Independence.”

Each member of the board and the board committees, except for Mr. Quinsey, meet these independence standards. Mr. Quinsey does not meet these independence standards, because he is the current president, chief executive officer and an employee of TriQuint. Mr. Quinsey does not sit on any board committee.

Attendance by Board Members at the Annual Meeting of Stockholders

It is the policy of the board to require board members to attend the annual meeting of stockholders. Exceptions may be made due to illness, travel or other commitments. All members of the board attended our annual meeting of stockholders on May 14, 2007.

Information about the Board and Committees of the Board of Directors

Our board held six meetings during 2007. All of the directors who served on the board during 2007 attended at least 75% of the meetings of the board, either in person or by teleconference. Currently, the board has three committees, each of which operates under a charter approved by the board: an audit committee, a compensation committee and a nominating and governance committee. Each director except Mr. Kauser attended at least 75% of the committee meetings on which they served during 2007 either in person or by teleconference. Mr. Kauser attended 50% of the nominating and governance committee meetings and at least 75% of the compensation committee meetings.

Audit Committee. The audit committee, consisting of Messrs. Young (who serves as chairman), Gary and Gibson, held nine meetings in 2007. The audit committee is responsible for appointing and overseeing actions taken by our independent registered public accounting firm, reviewing our external financial reports and filings with the SEC and reviewing our internal financial controls. The board has determined that Mr. Young is the “audit committee financial expert” pursuant to the rules and regulations of the SEC. The board has adopted a written charter for the audit committee that details the responsibilities of the audit committee and is posted on our Internet web site. The Internet address for our web site is www.TriQuint.com, and the audit committee charter may be found as follows:

1.	From our main web page, first click on “Investors.”

2.	Next, click on “Governance.”

3.	Next, click on “Audit Committee Charter.”

Compensation Committee. The compensation committee, consisting of Messrs. Rhines (who serves as chairman) Gibson and Kauser, held seven meetings in 2007. The compensation committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers as well as overseeing the administration of various incentive compensation and benefit plans, including our 1996 Stock Incentive Program and 2007 Employee Stock Purchase Plan. The compensation committee makes all decisions regarding executive officer compensation. The board has adopted a written charter for the compensation committee that details the responsibilities of the compensation committee and is posted on our Internet web site. The Internet address for our web site is www.TriQuint.com, and the compensation committee charter may be found as follows:

1.	From our main web page, first click on “Investors.”

2.	Next, click on “Governance.”

3.	Next, click on “Compensation Committee Charter.”

The compensation committee’s responsibilities as set forth in its charter include determination and approval of the following items for executive officer compensation:

•

Annual CEO base salary, incentive bonus including specific performance goals and amount, equity grants, employment, severance and change of control agreements/provisions, and any other benefits or compensation arrangements

•	Annual CEO performance evaluation

Responsibilities also include review and approval of:

•	Annual Executive Officer base salaries, incentive bonuses, equity grants, employment, severance and change of control agreements/provisions, and any other benefits or compensation arrangements

The compensation committee has an annual calendar which includes specific officer compensation items to be reviewed and approved. During these meetings they review and discuss data and recommendations from the external compensation consultant and formulate final decisions and recommendations. From time to time the compensation committee holds additional meetings to further review compensation data and finalize recommendations if they believe that additional information is necessary. These meetings are called by Mr. Rhines on an as needed basis.

For 2007, the compensation committee engaged Wade Meyercord of Meyercord & Associates, an executive compensation consulting firm, as its compensation consultant to review the executive compensation levels and practices of our peer companies and make recommendations to the Compensation Committee. The consultant works independently and reports directly to the compensation committee. At each committee meeting the compensation consultant presents market data and trends and makes recommendations to the compensation committee. The compensation committee reviews the data and makes decisions based on the recommendations of the compensation consultant. The compensation consultant is on retainer to the compensation committee and is responsible for the following items:

•	Annual executive bonus plan analysis and recommendation

•	Annual dilution analysis and recommendations

•	Annual board compensation analysis and recommendations

•	Peer company analysis

On request the compensation consultant also provides data from peer companies for executive salaries, bonuses, cash compensation and equity. The compensation consultant provided this information in 2007 at the request of the compensation committee.

Mr. Quinsey, our chief executive officer, and Ms. Burke, our VP Human Resources, participate in all discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding their own salary and incentive compensation. Mr. Quinsey and Ms. Burke may make suggestions or recommendations during these discussions, however all decisions regarding the compensation of our executive officers are made solely by the compensation committee.

Nominating and Governance Committee. The nominating and governance committee, consisting of Messrs. Gary (who serves as chairman), Gibson, Kauser, Rhines and Young, held four meetings in 2007. The purpose of the nominating and governance committee is to ensure that the board is properly constituted to meet its fiduciary obligations to stockholders and our company and that we have and follow appropriate governance standards. To carry out this purpose, the nominating and governance committee: (1) assists the board by identifying prospective director nominees and recommending to the board the director nominees for the next annual meeting of stockholders; (2) develops and recommends to the board the governance principles applicable to us; (3) oversees the evaluation of the board and management; and (4) recommends director nominees for each committee. The board has adopted a written charter for the nominating and governance committee that details the responsibilities of the nominating and governance committee and is posted on our Internet web site. The Internet address for our web site is www.TriQuint.com, and the nominating and governance committee charter may be found as follows:

1.	From our main web page, first click on “Investors.”

2.	Next, click on “Governance.”

3.	Next, click on “Nominating and Governance Committee Charter.”

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee in 2007 has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by TriQuint under the SEC’s rules requiring disclosure of certain relationships and related party transactions. Mr. Quinsey, our chief executive officer, participates in all discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except discussions regarding his own salary and incentive compensation. Mr. Quinsey may make suggestions or recommendations during these discussions, however all deliberations and determinations regarding the compensation of our executive officers are made solely by the Committee.

Director Compensation

The board of directors, upon review of comparable company data and in light of additional governance responsibilities, modified the director compensation arrangements in February 2007 and August 2007 for the Company’s non-employee directors and its non-employee chairman, respectively. The changes did not affect directors who are employees of our company, who receive no additional or special remuneration for serving as directors.

Each non-employee director receives the following compensation components, in addition to reimbursement for out-of-pocket expenses:

Cash component—We do not pay director fees to directors who are our employees. Our non-employee directors receive the following cash compensation:

•	the chairman of the board receives an annual retainer of $50,000 (which decreased on August 10, 2007 from $55,000).

•	each director, other than the chairman of the board, receives an annual retainer of $30,000 (which increased on August 10, 2007 from $25,000).

•

an additional fee of $20,000 for the chairman of the audit committee (which increased on August 10, 2007 from $15,000); $10,000 for the chairman of the compensation committee and $5,000 for the chairman of the nominating and governance committee.

•	members of the audit and compensation committees, other than the chairman, receive an annual fee of $8,000 (which increased on August 10, 2007 from $5,000).

In addition, we offer participation in our group medical insurance program to all outside directors if they agree to pay the full COBRA rate. Only Mr. Sharp has opted to participate in this program at this time.

All fees earned by our non-employee directors are paid in four equal quarterly installments. In addition, our non-employee and employee directors are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at board meetings. Mr. Sharp’s quarterly installment payments are reduced by the group medical premium.

Equity component—The 1996 Stock Incentive Program (as amended and restated effective February 2007) provides for an automatic, one-time grant of an option to purchase 33,000 shares of common stock to each non-employee director, effective on the date of each such director’s initial appointment or election. The exercise price per share of the option is equal to the fair market value of our common stock as of the date of grant, the term of the option is 10 years, and the option vests at a rate of 28% on the first anniversary of the grant date and 2% per month thereafter so long as the optionee remains a director of TriQuint.

In addition, the 1996 Program provides for an automatic, nondiscretionary annual grant, effective at each annual meeting of stockholders, of an option to purchase 17,500 shares of common stock to each non-employee director, other than the chairman of the board, who does not represent stockholders owning more than 1% of our outstanding common stock. A non-employee director who acts as chairman of the board receives an annual grant in the amount of 20,000 stock options under the 1996 Program, if immediately after such meeting, he or she shall continue to serve as chairman. The grants are adjusted pro-rata for a partial year if a director becomes a member of the board of directors at any time other than at the annual meeting of stockholders. All such options have an exercise price equal to the fair market value of our common stock as of the date of grant and vest at a rate of 25% six months after grant date and 12.5% per calendar quarter thereafter following the date of grant so long as the optionee remains a director of our company. These annual option grants to directors have terms of 5 years.

Stock Ownership Guidelines

TriQuint requires each board member to maintain a minimum ownership interest in TriQuint of 1,000 shares in an effort to align the interest of the board with the interests of stockholders. Further, the board members receive long-term incentives in the form of stock option awards to further align these interests. As of December 31, 2007, all board members met the minimum ownership requirement.

The following table details compensation paid to each director during the year ended December 31, 2007:

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Paul A. Gary	$37,000	$37,822	$74,822
Charles Scott Gibson	37,000	37,822	74,822
Nicolas Kauser	31,250	37,822	69,072
Walden C. Rhines	36,250	37,822	74,072
Steven J. Sharp	53,250	64,261	117,511
Willis C. Young	42,500	37,822	80,322

(1)

These amounts represent the amount of expense we recognized in 2007 for stock options granted to the indicated director in 2007 and previous years based on the estimated fair value of these awards under Financial Accounting Standards Board issued Statement No. 123R “Share Based Payment” (FAS 123R), but excluding the effect of any estimated forfeitures. A summary of the assumptions we apply in calculating these amounts is set forth in the Notes to Condensed Consolidated Financial Statements included in our Annual Report on Form 10-K for the year. The aggregate number of shares subject to stock options outstanding at December 31, 2007 and the grant date fair value of option awards granted in 2007 for each of the directors was as follows:

Name	Aggregate number of Option Awards Outstanding at December 31, 2007 (#)	Grant Date Fair Value of Option Awards Granted in 2007 ($)
Paul A. Gary	144,940	$2.4016
Charles Scott Gibson	54,687	$2.4016
Nicolas Kauser	177,500	$2.4016
Walden C. Rhines	159.500	$2.4016
Steven J. Sharp	670,004	$2.4016
Willis C. Young	120,500	$2.4016

REPORT OF THE AUDIT COMMITTEE

The audit committee currently consists of three non-employee, independent directors: Willis C. Young, Paul A. Gary and Charles Scott Gibson. The audit committee evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. The board has adopted a written charter for the audit committee which details the responsibilities of the audit committee. This report relates to the activities undertaken by the audit committee in fulfilling such responsibilities.

The audit committee members are not active professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The audit committee oversees our financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviews TriQuint’s financial statements and discusses the quality and acceptability of the controls, including the clarity of disclosures in the financial statements with management. The audit committee also reviews the financial statements with KPMG LLP, TriQuint’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality and the acceptability of our financial reporting and such other matters required to be discussed with the audit committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, as amended, Communication with Audit Committee or Others with Equivalent Authority and Responsibility. The audit committee also receives written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Statement No. 1.

The audit committee further discusses with our independent registered public accounting firm the overall scope and plans for their audits. The audit committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s evaluations of the effectiveness of our internal controls, and the overall quality of our financial reporting.

The audit committee also reviews management’s report on internal controls as well as the independent registered public accounting firm’s report to TriQuint as to its review of the effectiveness of TriQuint’s internal controls as required under section 404 of the Sarbanes-Oxley Act.

In connection with the financial statements for the year ended December 31, 2007, the Audit Committee has performed the following:

(1)	reviewed and discussed the audited financial statements and related disclosures with management;

(2)	reviewed management’s report on internal controls;

(3)	discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and

(4)	discussed with our independent registered public accounting firm their independence from management and TriQuint, including the matters in their written disclosures required by Independence Standards Board Statement No. 1.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Mr. Willis C. Young—Chairman

Dr. Paul Gary

Mr. Charles Scott Gibson

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board has appointed KPMG LLP as TriQuint’s independent registered public accounting firm to audit its consolidated financial statements for 2008. During 2007, KPMG LLP served as TriQuint’s independent registered public accounting firm and has done so since 1991. Although TriQuint is not required to seek stockholder approval of this appointment, the board believes it to be sound corporate governance to do so. If the appointment is not ratified, the audit committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

Representatives of KPMG LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Before selecting KPMG LLP, the audit committee carefully considered KPMG LLP’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The audit committee’s review also included matters to be considered under the rules of the SEC, including the nature and extent of non-audit services, to ensure that the independent registered public accounting firm’s independence will not be impaired. The audit committee expressed its satisfaction with KPMG LLP in all of these respects. The audit committee of our board has determined that the provision of services by KPMG LLP other than for audit related services is compatible with maintaining the independence of KPMG LLP as our independent registered public accounting firm. After review of all credentials, including industry expertise and services, the audit committee appointed KPMG LLP for the audit of TriQuint’s financial statements for 2008.

The following table shows KPMG LLP’s fees billed to us for the audit and other services for 2007 and 2006:

	2007	2006
Audit Fees(1)	$1,027,160	$1,102,791
Audit-Related Fees	—	—
Tax Fees(2)	—	—
All Other Fees(2)	—	—

	$1,027,160	$1,102,791

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	We did not engage KPMG LLP to provide advice to us regarding tax or financial information systems design and implementation during the years ended December 31, 2007 or 2006.

Pre-Approval of Audit and Non-Audit Services

The audit committee pre-approves all audit and permissible non-audit services provided by its independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging TriQuint’s independent registered public accounting firm to render an audit or permissible non-audit services, the audit committee specifically approves the engagement of TriQuint’s independent registered public accounting firm to render that service. Accordingly, TriQuint does not engage its independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the audit committee in advance. As such, the engagement of KPMG LLP to render 100% of the services described in the categories above was approved by the audit committee in advance of rendering these services. The audit committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS TRIQUINT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 24, 2008, by:

•	each stockholder known by us to beneficially own more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our executive officers named in the summary compensation table on page 24; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the common stock listed.

Beneficial Owners(1)	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable	Total Shares Beneficially Owned and Shares Underlying Exercisable Options	Percent of Outstanding Shares (%)(2)
5% Shareholders
Mazama Capital Management One S.W. Columbia, Suite 1500 Portland, OR 97258	13,496,770	—	13,496,770	9.4%
FMR LLC 82 Devonshire Street Boston, MA 02109	12,823,555	—	12,823,555	9.0%
Dimensional Fund Advisors Inc 1299 Ocean Avenue Santa Monica, CA 90401	11,338,449	—	11,338,449	7.9%
Barclays Global Investors UK Holdings Ltd Pza de Colon 2 28046 Madrid, Spain	7,833,977	—	7,833,977	5.5%

Directors and Named Executive Officers
Dr. Paul A. Gary	10,000	136,190	146,190	*
Charles Scott Gibson (3)	32,813	45,937	78,750	*
Nicolas Kauser	4,000	168,750	172,750	*
Ralph G. Quinsey	39,000	959,375	998,375	*
Dr. Walden C. Rhines(4)	76,000	150,750	226,750	*
Steven J. Sharp(5)	512,742	660,004	1,172,746	*
Willis C. Young	26,609	94,250	120,859	*
Steven J. Buhaly	20,000	—	20,000	*
Thomas V. Cordner	66,109	355,146	421,255	*
Todd A. DeBonis	26,580	313,280	339,860	*
Timothy A. Dunn	5,012	93,750	98,762	*
Stephanie J. Welty	32,322	180,012	212,334	*
All directors and executive officers as a group (19 persons)	1,298,447	5,208,790	6,507,237	4.6%

*	Less than 1%

(1)

The address of all directors and named executive officers is the address of our company: 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124. Information for 5% shareholders is based solely on the information reported by these shareholders on Schedule 13D or 13G filed with the Securities and Exchange Commission. FMR LLC filed Amendment No. 1 to Schedule 13G with the SEC on March 10, 2008, reporting that it beneficially owned 2,582,300 shares, which is less that 5% of our outstanding common stock.

(2)

Applicable percentage of ownership is based on 143,022,091 shares of common stock outstanding as of March 24, 2008, together with applicable options for such stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 24, 2008, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)	Includes 1,000 shares held in trust by Mr. Gibson.

(4)	Includes 6,000 shares held by Dr. Rhines’ wife, and 20,000 shares held by a not for profit charitable foundation to which Mr. Rhines disclaims beneficial ownership.

(5)	Includes 13,600 shares held by a not-for-profit charitable foundation which Mr. Sharp is the trustee but receives no benefits from the foundation.

There were no arrangements that may result in a change of control of TriQuint. There were no material legal proceedings in which any director, officer, affiliate or stockholder known by us to beneficially own more than 5% of our common stock, or an associate of any of them, has an adverse interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we have received, or written representations from certain reporting persons, we believe that during 2007, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2007 and this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Dr. Walden C. Rhines—Chairman

Mr. Charles Scott Gibson

Mr. Nicolas Kauser

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors is responsible for determining all components of the compensation to be paid to each of our named executive officers, including salaries, incentives and other forms of compensation.

Compensation Philosophy and Objectives

TriQuint’s named executive officer compensation program is designed to align the interests of our executives with the interests of the stockholders by creating an environment that rewards performance relative to TriQuint’s goals and total shareholder return. Our executive compensation program is also designed to attract and retain qualified executives in the highly competitive high technology marketplace in which we compete. In this regard, the levels and types of executive compensation that make up TriQuint’s executive compensation packages, which are established by the Committee, are designed to be consistent with those available to executives at other companies in our industry. In particular:

•

We base our compensation on the level of job responsibility, individual performance, and company performance. As executives progress to higher levels of responsibility in the organization, an increasing proportion of their pay is linked to company performance and stockholder returns through bonus programs and stock option awards.

•

We reflect in our compensation programs the market compensation of the executive position in similarly situated companies in our industry. To attract and retain a highly skilled executive team, we must remain competitive with the compensation packages of other high technology employers who compete with us for talent.

•	We develop and administer our compensation programs to foster the long-term retention of such executives required for success in our industry.

Our executive compensation programs consist of quarterly, semi-annual, annual and long-term components, which are considered together in assessing whether the program is attaining its designed objectives. The Committee recommends a compensation philosophy, which is subsequently approved by the board. Recent changes in the philosophy recommended by the Committee and approved by the board include a move from paying below market wages and above market equity compensation to paying market wages and equity compensation with more variable pay components, based on individual and company performance. The Committee’s intention is to increase variable compensation based upon operating income to provide an incentive to improve Company profitability.

How We Set Compensation

On an annual basis, the Committee is responsible for reviewing and approving the compensation of our named executive officers. In determining total executive compensation packages for 2007, the Committee considered various measures of company and industry performance including revenue, operating income, market capitalization, gross margins, total shareholder return, and growth rates. The Committee does not assign these performance measures relative weights. Instead, the Committee makes a subjective determination after considering all such measures collectively.

The Committee also compares TriQuint’s programs with other technology companies of comparable size and stature. The companies used for peer comparison in 2007 were Aeroflex, Anadigics, Atheros Communications, Cirrus, Cree, Diodes Inc., Genesis, IXYS, Lattice, Micrel, Microsemi, Qlogic, RF Micro Devices, Silicon Image, Silicon Labs, Silicon Storage Tech, SiRF, Skyworks, and Standard Micro Systems. In analyzing this information, the Committee compares the executive compensation programs as a whole, and also compares the pay of individual executives if the Committee believes the jobs are sufficiently similar to make meaningful comparisons. The primary reason the Committee analyzes peer group data is to ensure that the executive compensation program as a whole is within the middle range of compensation programs at peer group companies. The Committee does not target a specific position in the range of comparative data for each individual or for each component of compensation. However, the Committee establishes individual amounts in view of the comparative data and such other factors as level of responsibility, prior experience and the Committee’s judgment as to individual performance. The Committee does not apply formulas or assign these factors specific mathematical weights; instead, the Committee exercises judgment and discretion. In 2007 the Committee reviewed peer data for comparable positions for our officers and considered overall performance and impact on the Company.

Previous to 2007 the target incentives were well below market for the named executive officers. For 2007 the Committee set all officer target incentives at 20%. While these targets were still behind market in most cases, the Committee decided to increase the bonus program gradually over two or more years because increasing the bonus program all in one year would have a detrimental impact on earnings and a potential impact on the image of the company in the public markets. Further, it was viewed as likely the company would improve its profitability over the next several years and thus be able to afford a more competitive bonus program.

In 2007 the Committee consulted Wade Meyercord of Meyercord & Associates for assistance in determining appropriate compensation packages under the authority of the Committee charter. The consultant does not advise TriQuint’s management and only works with management at the consent of the Committee. For 2007, the Committee retained Mr. Meyercord’s services in analyzing our stock option budget and establishing other aspects of executive compensation, including base salary and incentive compensation.

TriQuint has linked executive compensation to performance. Specifically, short-term incentive compensation is tied directly to corporate performance in the form of TriQuint’s quarterly profit sharing and management incentive plans, while long-term incentive compensation is tied more directly to long-term corporate performance in the form of equity compensation awards. TriQuint has allocated these compensation elements in a manner that the Committee believes will support TriQuint’s long-term success and profitability and are aligned with total shareholder return. This balanced approach uses the short-term and long-term incentives increasingly at higher levels of responsibility where individuals have the greatest influence on TriQuint’s strategic direction and results over time. Under TriQuint’s plans, company performance above targeted objectives result in increased total compensation, while performance below targeted objectives results in decreased total compensation. In establishing our chief executive officer’s compensation for 2007, the Committee applied the principles outlined above in the same manner as they were applied to the other executives.

Elements of Compensation

TriQuint’s executive compensation program consists of three principal elements:

1)	base salary,

2)	cash incentives, including a profit sharing plan and a management incentive plan and

3)	long-term incentives in the form of stock options or other stock related compensation.

In addition, TriQuint offers a 401(k) retirement plan and a nonqualified deferred compensation plan. Generally, TriQuint also provides other benefits to executives including eligibility to participate in TriQuint’s employee stock purchase plan and change in control arrangements (described below). TriQuint may also reimburse the costs for business meals, travel and provide communication devices for its executives, but only if the items are integrally and directly related to the performance of the executive’s duties.

Base Salaries. The Committee reviews base salary levels for the named executive officers of TriQuint annually. The Committee’s current policy is to maintain market competitive base salary levels when compared with those of executives holding similar positions with other companies in the semiconductor industry. The Committee has designed its base salaries to compensate executives competitively within the industry and the marketplace, which it believes is necessary to attract and retain its key employees. Base salaries for Mr. Quinsey, Mr. Dunn, Mr. Cordner and Ms. Welty were not increased between 2006 and 2007 as these salaries were consistent with the market. The base salary for Mr. DeBonis was increased 4% as a result of his exemplary performance and his market position.

Cash Incentives. The Committee establishes cash incentives for each of our named executive officers, which include a quarterly profit sharing plan and a management incentive plan.

Quarterly Profit Sharing. Profit sharing awards are paid quarterly if TriQuint’s adjusted operating income exceeds $100,000, and is equal to 10% of adjusted operating income. The compensation committee has the authority to determine, what specific items may and may not be excluded from the calculation of the adjusted operating income. The profit sharing amount paid to each participant is based on a percentage of quarterly base salary. These percentages are the same for all TriQuint Profit Share Plan participants and are set in a manner consistent with the overall Profit Share Plan design. TriQuint has designed our quarterly profit sharing plan to provide a direct link between named executive officer compensation and the quarterly performance of TriQuint, which the Committee believes is in the best interests of our stockholders.

Management Incentive Plan. All named executive officers, except those on a sales incentive/bonus plan participate in TriQuint’s Management Incentive Plan. This plan, which is reviewed and approved by the Committee on an annual basis, provides incentives to its named executive officer participants by paying out if certain minimum operating profit targets are achieved during the applicable period. There is no payout from this plan if performance is below 100% of TriQuint’s targets.

The operating profit used to calculate the payout from this plan is based on TriQuint’s GAAP operating income, adjusted by the Committee, to exclude certain infrequent gains and/or changes (severance, impairment, restructuring costs, acquired in-process research and development, first year losses or gains of any acquired entities, same year losses or gains of divestitures, etc.). Potential payouts from this plan are set semi-annually by the Committee, and are paid semi-annually. The specific operating profit goal for the first half of 2007 was $10.9 million. The actual operating profit was $4.4 million resulting in no payout for the first half of 2007. For the second half of 2007 the operating profit goal was $16 million, the actual operating profit was $19.4 million, resulting in a payout of 121% of each officer’s target payouts in the second half of 2007. As part of Timothy A. Dunn’s new hire offer he was guaranteed a minimum incentive of $50,000 for 2007. This guarantee bridged him from his expected bonus from his previous employer to his new bonus target at TriQuint.

In setting the targets for this plan, the Committee considers the participation of eligible individuals in the profit sharing program and adjusts the targeted payouts accordingly. In addition, the Committee determines the affordability of this plan and considers industry benchmark data. Currently, the Committee believes the potential payouts under this plan are below the industry average based upon benchmark data. Nevertheless, this plan is an important tool in providing a direct link between executive compensation and the semi-annual and annual performance of TriQuint, which the Committee believes is in the best interests of our stockholders. As mentioned above, previous to 2007 the target incentives were well below market for the officers. For the 2007 Plan the Committee set all officer target incentives at 20% except for Mr. Buhaly and Mr. Dunn. Mr. Buhaly’s target incentive is set at 50% for 2007 and Mr. Dunn is guaranteed a minimum incentive of $50,000 for 2007. While these targets are still behind market, the Committee decided to move them closer to market gradually over several years rather than all in one year. This decision was based on affordability of the plan.

Other Cash Incentives. For Mr. Quinsey the Committee provided two lump sum payments of $25,000 each in June 2007 and January 2008 respectively to recognize his outstanding performance in 2007. The Committee also provided Mr. Dunn a lump sum payment of $10,000 and Mr. Cordner a lump sum payment of $20,000 to recognize their performance.

In addition to his base salary, Todd DeBonis, our vice president of worldwide sales, also receives a sales incentive bonus targeted at 50% of his base salary per his employment agreement. The performance target is set each year based upon market survey data. The performance targets for 2007 for Mr. DeBonis were based on an annual revenue quota of $477 million, an annual design win revenue quota of $510 million, and forecast accuracy. Mr. DeBonis is not eligible for the management incentive plan.

Long-Term Incentives. TriQuint provides its named executive officers with long-term incentives through the grant of stock options under its 1996 Program. TriQuint has chosen stock options as a key compensation element because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of TriQuint’s common stock and thus this portion of the executives’ compensation is directly aligned with an increase in stockholder value. Due to TriQuint’s growth potential stock options provide a strong alignment between executive compensation and shareholder return.

Stock options are granted to executive officers in conjunction with each executive officer’s commencement of employment with TriQuint and upon promotion to executive officer. An officer may also receive an annual grant based on several factors. All of the officers received annual stock option grants in June 2007. There are two types of annual stock option grants: refresh grants and performance/retention grants. Refresh grants are based on the recipient’s value and contribution to the company and vest in equal quarterly increments in the third year from the date of grant. Performance/retention grants are to retain key performers and vest in equal quarterly increments over the four (4) years following the grant date. When determining the number of stock options to be awarded to an executive officer, the Committee considers the following:

(i)	the executive’s current contribution to TriQuint’s performance;

(ii)	the executive’s anticipated contribution in meeting TriQuint’s long-term strategic performance goals; and

(iii)	comparisons to an analysis of published surveys of executive stock option grants made by other high technology and semiconductor companies at a similar stage of development as TriQuint generated by the Committee’s consultant.

The companies used for peer comparison in 2007 were Aeroflex, Anadigics, Atheros Communications, Cirrus, Cree, Diodes Inc., Genesis, IXYS, Lattice, Micrel, Microsemi, Qlogic, RF Micro Devices , Silicon Image, Silicon Labs, Silicon Storage Tech, SiRF, Skyworks, and Standard Micro Systems. The Committee’s compensation consultant, Wade Meyercord, provided the external market data from our peer companies listed above. Individual considerations, such as the executive’s current and anticipated contributions to TriQuint’s performance, may be more subjective and less measurable by financial results at the corporate level. In this respect, the Committee exercises significant judgment in measuring the contribution or anticipated contribution to TriQuint’s performance. The Committee also periodically reviews the stock options granted to determine whether there is an equitable distribution of such options among the executive officers, including forward looking vesting schedules to ensure continuous vesting. For 2007 the Committee considered the peer company data, the overall compensation market position of the officers and performance in determining the grant levels.

The 1996 Program also allows for the award of restricted stock, restricted stock units, stock appreciation rights, performance shares and performance units. To date however, TriQuint has not granted any awards other than stock options. The Committee periodically assesses the value of utilizing other equity instruments in the executive compensation packages. In addition, the FAS 123R costs are evaluated as part of the assessment process. Because TriQuint is considered to have high potential growth opportunities, the

Committee believes that stock options are the most appropriate long term incentive for the officers at this time.

Other Compensation Issues

Deferred Compensation. TriQuint provides its named executive officers the opportunity to defer a specified portion of their cash compensation into a non-qualified deferred compensation plan under which TriQuint is obligated to pay accumulated balances on a future date. TriQuint does not contribute any funds to this program and the payout to each participant is affected by any positive or negative investment results from investment alternatives selected by the participant under the deferred compensation plan. TriQuint has chosen to allow these employees to participate in such a plan because it believes the deferred compensation plan is a cost effective way to give employees a powerful retirement planning tool.

Termination and Change in Control Payments. Each named executive is eligible for Change of Control payments. Some of the officers have specific employment letter agreements. In the absence of an agreement, the officer is eligible for the benefits described in the company’s Change of Control Policy. The policy and individual agreements were put in place to encourage the officers to remain focused and dedicated to the best interest of the shareholders in a change of control situation. The Committee considered general market practice when determining the types and amounts of change of control pay.

Stock Ownership Guidelines. The Committee requires that each named executive officer maintain a minimum ownership interest in TriQuint of 1,000 shares in an effort to align the interest of management with the interests of stockholders. Further, the Committee has established its compensation philosophy to rely heavily on the granting of long-term incentives in the form of stock option awards. The Committee believes this approach properly aligns the interests of the executive officers with the interests of stockholders.

As of December 31, 2007, the executive officers met the minimum ownership requirements.

Deductibility of Executive Compensation. The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the named executive officers, unless compensation is performance-based. In general, it is the Committee’s policy to qualify, to the maximum extent possible, its executives’ compensation for deductibility under applicable tax laws. In 2007 no executive officer exceeded the limit.

2007 Summary Compensation Table

The following information details the executive compensation for our Named Executive Officers: our principal executive officer, principal financial officer and the next three most highly compensated executive officers who served as executive officers at December 31, 2007. The table below summarizes the compensation awarded to, earned by or paid to our Named Executive Officers in 2007:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Ralph G. Quinsey	2007	$369,843	$50,000	$482,410	$57,424		$9,117	$968,794
President and Chief Executive Officer	2006	$369,916	—	$730,366	$87,285	—	$1,242	$1,188,809

Stephanie J. Welty	2007	$302,996	—	$(19,145)	$3,095		$6,494	$293,440
Former Chief Financial Officer	2006	$229,666	—	$154,379	$56,359	—	$2,626	$443,030

Steven J. Buhaly	2007	$74,674	—	$33,311	$43,903		$2,001	$153,889
Chief Financial Officer

Todd A. DeBonis	2007	$258,711	—	$411,794	$106,706		$8,435	$785,646
Vice President, Worldwide Sales and Customer Service	2006	$230,995	—	$373,355	$121,710	—	$1,992	$728,052

Timothy Dunn	2007	$244,846	$10,000	$161,037	$106,095		$4,543	$526,521
Vice President, Handset	2006	$117,995	—	$66,210	$27,127	—	$1,874	$213,206

Thomas V. Cordner	2007	$213,437	$20,000	$140,851	$32,855		$8,881	$416,024
Vice President, Military	2006	$228,552	—	$152,570	$56,068	—	$4,634	$458,568

(1)

Consists of group term life insurance paid by TriQuint on behalf of the employee and matching contributions to TriQuint’s 401(k) plan of $1,500 for all Named Executive Officers except for Mr. Quinsey who did not participate in the plan.

(2)

These amounts represent the amount of expense we recognized in 2007 for stock options granted to the indicated Named Executive Officer in 2007 and previous years based on the estimated fair value of these awards under Financial Accounting Standards Board issued Statement No. 123R “Share Based Payment” (FAS 123R), but excluding the effect of any estimated forfeitures. A summary of the assumptions we apply in calculating these amounts is set forth in the Notes to Condensed Consolidated Financial Statements included in our Annual Report on Form 10-K for the year.

2007 Grants of Plan-Based Awards Table

The following table sets forth information concerning cash and option based awards during 2007 to each of the Named Executive Officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Under- Lying Options (#)	Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Ralph G. Quinsey	4/27/2007	—	—	—	312,500	$5.18	$2.25
Ralph G. Quinsey(2)	—	—	$79,000	$118,500	—	—	—
Ralph G. Quinsey(3)	—	—	$9,629	—	—	—	—
Steven J. Buhaly	9/27/2007	—	—	—	250,000	$4.86	$2.14
Steven J. Buhaly(4)	—	—	$57,000	$85,500	—	—	—
Steven J. Buhaly(3)	—	—	$2,786	—	—	—	—
Stephanie J. Welty	4/27/2007	—	—	—	40,000	$5.18	$2.25
Stephanie J. Welty(5)	—	—	$46,400	$69,600	—	—	—
Stephanie J. Welty(3)	—	—	$3,095	—	—	—	—
Tom V. Cordner	4/27/2007	—	—	—	50,000	$5.18	$2.25
Tom V. Cordner(6)	—	—	$45,200	$67,800	—	—	—
Tom V. Cordner(3)	—	—	$5,509	—	—	—	—
Todd A. DeBonis	4/27/2007	—	—	—	60,000	$5.18	$2.25
Todd A. DeBonis(3)	—	—	$7,434	—	—	—	—
Timothy A. Dunn	4/27/2007	—	—	—	40,000	$5.18	$2.25
Timothy A. Dunn(7)	—	—	$50,000	$75,000	—	—	—
Timothy A. Dunn(3)	—	—	$6,094		—	—	—

(1)

Cash awards granted under TriQuint’s quarterly profit sharing and semi-annual management incentive programs. All awards are granted based upon the individual’s actual quarterly or semi-annual salary and the determined bonus percentages. The Company’s quarterly profit sharing program does not establish target or maximum payouts.

(2)	The first-half payout was not paid. The second-half payout was $47,795, paid in the first quarter of 2008.

(3)	Represents payments made under TriQuint’s quarterly profit sharing program.

(4)	The first-half payout was not paid. The second-half payout was $16,447, paid in the first quarter of 2008.

(5)	The first-half and second-half payouts were not paid.

(6)	The first-half payout was not paid. The second-half payout was $27,346, paid in the first quarter of 2008.

(7)	The first-half payout was not paid. The second-half payout was $50,000, paid in the first quarter of 2008.

Stephanie Welty stepped down as the Company’s Vice President of Finance and Administration, Secretary and Chief Financial Officer effective September 27, 2007 to take her career in a new direction. On September 14, 2007, Steven J Buhaly was appointed the new Vice President Finance, Secretary and Chief Financial Officer effective September 27, 2007.

Amounts in the Non-Equity Incentive Awards column of the Summary Compensation Table represent payments under TriQuint’s quarterly profit sharing program and management incentive program. The semi-annual management incentive program was not paid out in the first half of 2007 because the Company did not meet the minimum operating income level. The quarterly profit sharing program was paid for the first, third and fourth quarters in 2007, with the fourth quarter award being paid in the first quarter of 2008. Pursuant to employment letter agreement, Mr. Quinsey, President and CEO, was eligible for a target bonus of 50% of his base salary. This target was subsequently changed by the Committee to 20% to be in alignment with the targets of the other executive participants in the Management Incentive Plan described above. Pursuant to his employment letter agreement. Mr. DeBonis, our vice president worldwide sales and customer service, has an annual target sales bonus/incentive program of 50% of base salary. Pursuant to his employment agreement, Mr. Dunn received a guaranteed signing bonus of $50,000 on June 15, 2007, subject to continued employment, which must be repaid in full if he terminates employment without good reason within two years of his start date of July 13, 2006. In addition, Mr. Dunn’s participation in the management incentive bonus program for 2006 was prorated so that he would receive a minimum of $50,000 for 2007. Amounts in the Bonus column of the Summary Compensation Table represent discretionary cash payments awarded by the Compensation Committee.

Pursuant to our employment letter agreement with Mr. Buhaly, our vice president of finance, secretary and chief financial officer, Mr. Buhaly is entitled to receive an annual base salary of $285,000 and will participate in the Management Incentive Plan with a target bonus of 50% of his base salary. Upon commencement of his employment, Mr. Buhaly was granted options to purchase 250,000 shares of the Company’s stock. The stock options will vest over 48 months with 25% vesting on the first quarterly vest date following twelve months of Mr. Buhaly’s employment with the Company. The remaining 75% of the award will vest in equal installments of 6.25% over the next 12 quarterly vest dates.

Options granted under the 1996 Program include both incentive stock options and nonqualified stock options. All option grants are subject to the discretion of the Committee of the board. Stock options are granted at an exercise price equaling 100% of fair market value on the date of grant, have a 10 year term and generally vest in installments over four years.

2007 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information relating to equity awards outstanding at December 31, 2007 held by the Named Executive Officers.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Ralph G. Quinsey(1)	500,000	—	$7.21	7/16/2002	7/16/2012
Ralph G. Quinsey(2)	300,000	—	$3.53	4/29/2003	4/29/2013
Ralph G. Quinsey(3)	75,000	75,000	$3.65	8/18/2005	8/18/2015
Ralph G. Quinsey(4)	18,750	31,250	$4.38	8/23/2006	8/23/2016
Ralph G. Quinsey(5)	—	100,000	$4.38	8/23/2006	8/23/2016
Ralph G. Quinsey(6)	—	312,500	$5.18	4/27/2007	4/27/2017

Steven J. Buhaly(7)	—	250,000	$4.86	9/27/2007	9/27/2017

Stephanie J. Welty(2)	8,212	—	$2.69	9/23/1998	1/29/2008
Stephanie J. Welty(2)	3,000	—	$3.04	12/2/1998	1/29/2008
Stephanie J. Welty(2)	52,800	—	$15.47	9/28/1999	1/29/2008
Stephanie J. Welty(2)	4,000	—	$21.13	12/1/1999	1/29/2008
Stephanie J. Welty(8)	18,000	—	$36.50	12/21/2000	1/29/2008
Stephanie J. Welty(2)	4,000	—	$36.50	12/21/2000	1/29/2008
Stephanie J. Welty(1)	5,000	—	$10.38	4/4/2001	1/29/2008
Stephanie J. Welty(9)	10,000	—	$11.19	12/21/2001	1/29/2008
Stephanie J. Welty(10)	5,000	—	$11.19	12/21/2001	1/29/2008
Stephanie J. Welty(11)	7,500	—	$9.69	7/1/2002	1/29/2008
Stephanie J. Welty(11)	7,500	—	$6.25	7/1/2002	1/29/2008
Stephanie J. Welty(11)	13,125	—	$3.53	4/29/2003	1/29/2008
Stephanie J. Welty(12)	2,500	—	$3.53	4/29/2003	1/29/2008
Stephanie J. Welty(8)	24,187	—	$5.45	5/13/2004	1/29/2008
Stephanie J. Welty(2)	1,750	—	$3.09	4/26/2005	1/29/2008
Stephanie J. Welty(2)	8,750	—	$3.65	8/18/2005	1/29/2008
Stephanie J. Welty(4)	4,688	—	$4.83	3/2/2006	1/29/2008

Tom V. Cordner(2)	68,000	—	$21.13	12/1/1999	12/1/2009
Tom V. Cordner(8)	40,000	—	$36.50	12/21/2000	12/1/2010
Tom V. Cordner(8)	16,000	—	$10.38	4/4/2001	4/4/2011
Tom V. Cordner(9)	37,500	—	$11.19	12/21/2001	12/21/2011
Tom V. Cordner(11)	21,250	—	$9.69	7/1/2002	7/1/2012
Tom V. Cordner(11)	21,250	—	$6.25	7/1/2002	7/1/2012
Tom V. Cordner(12)	40,000	—	$3.53	4/29/2003	4/29/2013
Tom V. Cordner(8)	50,000	—	$5.45	5/13/2004	5/13/2014
Tom V. Cordner(8)	25,000	25,000	$3.09	4/26/2005	4/26/2015
Tom V. Cordner(4)	13,125	21,875	$4.83	3/2/2006	3/2/2016
Tom V. Cordner(5)	—	35,000	$4.83	3/2/2006	3/2/2016
Tom V. Cordner(5)	—	50,000	$5.18	4/27/2007	4/27/2017

Todd A. DeBonis(1)	212,800	67,200	$6.87	4/21/2004	4/21/2014
Todd A. DeBonis(8)	35,000	35,000	$3.09	4/26/2005	4/26/2015
Todd A. DeBonis(4)	13,125	21,875	$4.83	3/2/2006	3/2/2016

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Todd A. DeBonis(5)	—	35,000	$4.83	3/2/2006	3/2/2016a
Todd A. DeBonis(5)	—	60,000	$5.18	4/27/2007	4/27/2017
Timothy A. Dunn(7)	78,125	171,875	$3.87	7/13/2006	7/13/2016
Timothy A. Dunn(5)	—	40,000	$5.18	4/27/2007	4/27/2017

(1)

Option vested as to 28% of the shares subject to the option one year after date of grant and as to an additional 2% of the shares subject to the option each month thereafter, so that 100% of the shares subject to the option shall be exercisable four years after its date of grant.

(2)	Option vested monthly over four years.

(3)	Option vests in monthly installments commencing 7/1/2007 and ending 6/1/2008.

(4)	Option vests quarterly over four years commencing on the first quarterly vest date after grant. Quarterly vesting dates are March 1, June 1, September 1 and December 1.

(5)	Option vests in four quarterly installments commencing on the ninth quarterly vest date after grant. Quarterly vesting dates are March 1, June 1, September 1 and December 1.

(6)	Option vests 9,375 shares on 9/1/07, 12/1/07, 3/1/08 and 6/1/08; 21,875 shares on 9/1/08, 12/1/08, 3/1/09 and 6/1/09; 46,875 shares on 9/1/09, 12/1/09, 3/1/10 and 6/1/10.

(7)

Option vests 25% on the first quarterly vest date following 12 months from the date of grant and 6.25% on each of the next twelve quarterly vest dates. Quarterly vest dates are March 1, June 1, September 1 and December 1.

(8)	Option vested in 12 monthly installments in the third year after grant.

(9)	Option vested in 36 monthly installments commencing six months after grant.

(10)	Option vested in six monthly installments commencing three years after grant.

(11)	Option vested in 24 monthly installments commencing one year after grant.

(12)	Option vested monthly over four years.

2007 Option Exercises and Stock Vested Table

The following table provides information relating to option exercises and award vesting during 2007 by the Named Executive Officers.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Ralph G. Quinsey	—	—
Steven J. Buhaly	—	—
Stephanie J. Welty	93,322	$230,487
Tom V. Cordner	128,920	$157,157
Todd A. DeBonis	—	—
Timothy A. Dunn	—	—

2007 Nonqualified Deferred Compensation Table

The following table provides information relating to nonqualified deferred compensation during 2007 by the executive officers identified in the Summary Compensation Table.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Ralph G. Quinsey	$—	$854	$21,223
Steven J Buhaly	—	—	—
Stephanie J. Welty	$16,675	$1,754	$32,688
Thomas V Cordner	—	—	—
Todd A. DeBonis	$53,312	$19,662	$208,572
Timothy A Dunn	—	—	—

(1)	These amounts were also included in the Salary column of the Summary Compensation Table above.

Under TriQuint’s nonqualified deferred compensation plan, which TriQuint adopted in October 2004, the named executive officers may defer a portion of their cash compensation up to a maximum of 50% of base salary and 100% of other eligible compensation, which includes profit-sharing, cash bonuses, paid time off cashouts and commissions. All amounts credited to the named executive officers’ accounts will be treated as though invested and reinvested only in eligible investments selected by TriQuint’s investment committee. These investments are a subset of the investments available to all employees under the 401K plan. All dividends, interest, gains and distributions of any nature earned in respect of an investment alternative in which the named executive officer’s account is treated as investing is credited to the account in an amount equal to the net increase or decrease in the net asset value of each investment option since the preceding valuation date in accordance with the ratio that the portion of the account that is invested in the designated investment option bears to the aggregate of all amounts invested in the same investment option. Expenses that would have been attributable to the acquisition of actual investments are charged to the account for which a corresponding phantom investment is made. The rate of return for the investment is based on the performance of the funds that each officer chooses.

Each named executive officer must elect at the time the officer’s initial election for any plan year is made to have such compensation deferrals for that plan year paid out: following their separation from service, death or disability; following a change in control of TriQuint; or on a specified date that occurs earlier. In addition, the named executive officer must elect from the following forms of payment: lump sum cash payment; 20 quarterly installments; 40 quarterly installments; or 60 quarterly installments. Lump sums are paid as soon practicable after the triggering event (or as soon as practicable six months after a triggering event for triggering events subject to the applicable requirements of Section 409A of the Internal Revenue Code). In addition, the maximum amount that may be distributed to a “covered employee” under Section 162(m) of the Internal Revenue Code will not exceed $1 million dollars less the amount of compensation paid to the recipient in that plan year that is not “performance based” under Section 162(m), and the remainder shall be distributed in the next plan year, subject to the application of this same limitation and the applicable requirements of Section 409A.

Potential Post-Employment Payments

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts earned are paid to all terminating employees and are not a special benefit for the executive officers:

•	Accrued but unpaid wages

•	Upon exercise of outstanding and vested options, shares awarded under the 1996 Program;

•	Amounts contributed to the 1998 Employee Stock Purchase Plan;

•	Unused vacation pay; and

•	Reimbursement of accrued expenses

In the event of the death or disability of a named executive officer, in addition to these benefits, the named executive officer will receive benefits under TriQuint’s disability plan or payments under TriQuint’s life insurance plan, as appropriate.

Pursuant to the terms our employment agreement with Mr. Quinsey, our president and chief executive officer, in the event that we desire to terminate Mr. Quinsey’s employment without cause, we must provide Mr. Quinsey a lump sum payment equal to one year’s compensation at Mr. Quinsey’s then-current base salary and health and life benefits at company expense for 12 months.

Pursuant to our employment agreement with Mr. DeBonis, our vice president of worldwide sales, in the event of termination without cause or resignation for good reason, Mr. DeBonis shall receive 12 months of base pay along with 12 months of health and life insurance, which shall cease upon Mr. DeBonis’s subsequent employment or consulting arrangement.

Pursuant to our employment letter agreement with Mr. Buhaly, our vice president of finance, secretary and chief financial officer, in the event of termination without cause or resignation for good reason, Mr. Buhaly shall receive 12 months of base pay along with 12 months of health and life insurance.

Pursuant to our employment letter agreement with Ms. Welty, our former chief financial officer, if her employment was terminated without cause or due to death or disability or Ms. Welty resigned for good reason, she was entitled to receive, within 30 days of the date of termination, a lump sum payment equal to 12 months’ base compensation, less appropriate deductions. Additionally, Ms. Welty would receive health and life insurance benefits with the same coverage provided prior to termination of employment for a 12 month period immediately following termination. Because Ms. Welty resigned without good reason, she was not entitled to any compensation other than provided to all employees and based on amounts she actually earned during the period prior to her termination.

Pursuant to our employment letter agreement with Mr. Dunn, vice president and general manager of the Handsets Business Unit, in the event of termination without cause or resignation for good reason, Mr. Dunn shall be entitled to receive payment of severance benefits equivalent to 12 months of base salary and 12 months of health and life insurance benefits. Severance benefits will discontinue immediately upon his acceptance of subsequent employment or consulting agreements.

Mr. Cordner does not have an employment agreement but is entitled to the termination benefits per the Company’s change of control policy which include 12 months of base pay, payment equal to the previous 12 months target bonus, and payment of 12 months of COBRA premiums.

Pursuant to the Company’s employment agreements, the term “Termination for Cause” means a termination of employment by the Company for any of the following reasons: (i) intentional failure to perform assigned duties, (ii) personal dishonesty, (iii) incompetence, as measured against standards generally prevailing in the industry, (iv) willful misconduct, (v) any breach of fiduciary duty involving personal profit, (vi) willful violation of any domestic or international law, rule, regulation or final cease and desist order, or any sexual or other harassment of others.

Pursuant to the Company’s employment agreements, a “Resignation for Good Reason” is deemed to occur if the employee resigns his employment within sixty (60) days of the occurrence of any of the following that occur without his written consent: (i) a loss of the title; (ii) a material reduction in duties or responsibilities; (iii) any reduction in Base Salary or any Target Bonus (other than a reduction comparable in percentage to a reduction affecting the Company’s executives generally); (iv) any material reduction in benefits (other than a reduction affecting the Company’s personnel generally); or (v) a Company-mandated relocation of his principal place of employment or current principal residence by more than 50 miles from its respective location immediately prior to the resignation.

Change-of-Control Arrangements

In January 1995, the board approved an amendment to each stock option held by our then-current executive officers, and to each stock option granted to our future executive officers, as determined from time to time by the board or a committee thereof, to provide that, in the event we experience a change of control, certain outstanding stock options held by each executive officer at the time of any such change of control, regardless of whether such stock options are then exercisable in accordance with their terms, shall become vested and exercisable as follows:

1.	The chief executive officer shall become immediately vested for those shares that would have otherwise become vested over the last twelve months of the options’ vesting schedules.

2.	The chief financial officer shall become immediately vested for those shares that would otherwise have become vested over the last eight months of the options’ vesting schedules, unless otherwise stated in an employment agreement.

3.	All other executive officers shall become immediately vested for those shares that would have otherwise become vested over the last four months of the options’ vesting schedules, unless otherwise stated in an employment agreement.

Pursuant to our employment letter agreement with Mr. Quinsey, he will receive a change of control benefit of full vesting of his furthest out 12 months’ worth of unvested options in the event he is terminated without cause or resigns for good reason within 12 months of a change of control.

Pursuant to our employment letter agreement with Mr. DeBonis, in the event of a change of control resulting in a termination without cause or resignation for good reason, we will vest the furthest out 12 months of unvested options.

Pursuant to our employment letter agreement with Mr. Dunn, in the event that Mr. Dunn’s employment is terminated without cause or Mr. Dunn resigns for good reason as a result of a change in control the subsequent 12 months’ worth of unvested stock options held by Mr. Dunn will automatically become vested.

Pursuant to our employment letter agreement with Mr. Buhaly, in the event that Mr. Buhaly’s employment is terminated without cause or Mr. Buhaly resigns for good reason as a result of a change in control the furthest out 12 months’ worth of unvested stock options held by Mr. Buhaly will automatically become vested. In the event there is a change of control in the first 24 months following his hire date the following twelve (12) months of awarded option shares (25% of his new hire grant) shall automatically become vested in lieu of the last twelve (12) months.

Pursuant to the Change of Control Policy implemented in 2007, which applies to all executive officers not covered by an employment letter agreement, including Mr. Cordner, in the event of a change of control resulting in a termination without cause or resignation for good reason, the unvested stock options held by Mr. Cordner will vest the furthest out 12 months of unvested options. In addition, the period in which Mr. Cordner may exercise any vested options shall be extended from 90 days to twelve (12) months following his termination.

Pursuant to the Company’s Change of Control Policy, a “Change in Control” of the company is deemed to occur if and when (i) the Company is merged, consolidated or reorganized into or with another entity, after which the holders of voting securities of the Company immediately prior to such transaction, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the surviving entity; (ii) a sale of the stock of the company occurs, after which the holders of voting securities of the Company immediately prior to such sale, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the Company; (iii) the Company sells or otherwise transfers all or substantially all of its assets to any other entity, after which the holders of voting securities of the Company immediately prior to such sale, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-understanding securities of the purchasing entity.

Ralph G. Quinsey

The following table shows the potential payments upon termination for various reasons, including within 12 months of a change of control, disability and death for Mr. Quinsey, our president and chief executive officer, as of December 31, 2007:

Executive Benefit and Payments Upon Separation	Voluntary Termination, Retirement or For Cause Termination	Involuntary Not For Cause Termination (including within 12 months of a Change in Control)	Disability	Death
Compensation:	$—	$395,000	$—	$—

Long Term Incentive Compensation:
Stock Options	—	$300,000	—	—

Benefits & Perquisites:
Stock Awards	—	—	—	—
ESPP	—	—	—	—
401(k) Plan	—	—	—	—
Life Insurance Proceeds	—	—	—	$1,000,000
Accidental Death Proceeds	—	—	—	$1,000,000
Travel Death Proceeds(1)	—	—	—	$1,000,000
Short Term Disability(2)	—	—	$46,800	—
Long Term Disability(3)	—	—	$1,536,000	—
Cash Severance	—	—	—	—
Life and Health Insurance(4)	—	$15,700	$15,700	$15,700
Accrued Vacation	$9,260	$9,260	$9,260	$9,260
Accrued Sabbatical	$8,356	$8,356	$8,356	$8,356
Deferred Compensation	$21,223	$21,223	$21,223	$21,223
Automobile Allowance	—	—	—	—

(1)	Payable only if death occurs during travel for business.

(2)	The amount listed represents the total obligation to be paid on a weekly basis over a maximum 26 week period upon incidence of disability.

(3)	The amount listed represents the total obligation to be paid on a weekly basis, until the respective officer reaches the age of 67, immediately following termination of short-term benefits.

(4)	The amount listed represents the total annual obligation, to be paid monthly, for a maximum of 12 months following termination, disability, or death.

Todd A. DeBonis

The following table shows the potential payments upon termination for various reasons, including within 12 months of a change of control, disability and death for Mr. DeBonis, our vice president of worldwide sales, as of December 31, 2007:

Executive Benefit and Payments Upon Separation	Voluntary Termination, Retirement or For Cause Termination	Involuntary Not For Cause Termination (within 12 months of a Change in Control)	Disability	Death
Compensation:	$—	$245,500	$—	$—

Long Term Incentive Compensation:
Stock Options	—	102,750	—	—

Benefits & Perquisites:
Stock Awards	—	—	—	—
ESPP	—	—	—	—
401(k) Plan	—	—	—	—
Life Insurance Proceeds	—	—	—	$491,000
Accidental Death Proceeds	—	—	—	$491,000
Travel Death Proceeds(1)	—	—	—	$1,000,000
Short Term Disability(2)	—	—	$46,800	—
Long Term Disability(3)	—	—	$2,304,000	—
Cash Severance	—	—	—	—
Life and Health Insurance(4)	—	$15,084
Accrued Vacation	$7,068	$7,068	$7,068	$7,068
Deferred Compensation	$208,572	$208,572	$208,572	$208,572
Automobile Allowance	—	—	—	—

(1)	Payable only if death occurs during travel for business.

(2)	The amount listed represents the total obligation to be paid on a weekly basis over a maximum 25 week period upon incidence of disability.

(3)	The amount listed represents the total obligation to be paid on a weekly basis, until the respective officer reaches the age of 67, immediately following termination of short-term benefits.

(4)	The amount listed represents the total annual obligation, to be paid monthly, for a maximum of 12 months following termination, disability, or death.

Stephanie J. Welty

The following table shows the payments Ms. Welty actually received upon her termination of employment on September 14, 2007.

Executive Benefit and Payments Upon Separation	Voluntary Termination, Retirement or For Cause Termination
Compensation	$—

Long Term Incentive Compensation:
Stock Options	—

Benefits & Perquisites:
Stock Awards	—
ESPP	—
401(k) Plan	—
Life Insurance Proceeds	—
Accidental Death Proceeds	—
Travel Death Proceeds(1)	—
Short Term Disability(2)	—
Long Term Disability(3)	—
Cash Severance	—
Life and Health Insurance(4)	—
Accrued Vacation	$52,041	(5)
Accrued Sabbatical	$11,321
Deferred Compensation	$32,688
Automobile Allowance	—

(1)	Payable only if death occurs during travel for business.

(2)	The amount listed represents the total obligation to be paid on a weekly basis over a maximum 25 week period upon incidence of disability.

(3)	The amount listed represents the total obligation to be paid on a weekly basis, until the respective officer reaches the age of 67, immediately following termination of short-term benefits.

(4)	The amount listed represents the total annual obligation, to be paid monthly, for a maximum of 12 months following termination, disability, or death.

(5)	Amount listed represents accrued vacation, accrued sabbatical, and sick pay due to Ms. Welty upon termination, disability, or death.

Timothy A. Dunn

The following table shows the potential payments upon termination for various reasons, including within 12 months of a change of control, disability and death for Mr. Dunn, our vice president and general manager of our Handset Business Unit, as of December 31, 2007:

Executive Benefit and Payments Upon Separation	Voluntary Termination, Retirement or For Cause Termination	Involuntary Not For Cause Termination (within 12 months of a Change in Control)	Disability	Death
Compensation:	$—	$250,000	$—	$—

Long Term Incentive Compensation:
Stock Options	—	172,500	—	—

Benefits & Perquisites:
Stock Awards	—	—	—	—
ESPP	—	—	—	—
401(k) Plan	—	—	—	—
Life Insurance Proceeds	—	—	—	$500,000
Accidental Death Proceeds	—	—	—	$500,000
Travel Death Proceeds(1)	—	—	—	$1,000,000
Short Term Disability(2)	—	—	$46,800	—
Long Term Disability(3)	—	—	$2,016,000	—
Cash Severance	—	—	—	—
Life and Health Insurance(4)	—	$15,084
Accrued Vacation	$12,731	$12,731	$12,731	$12,731
Deferred Compensation	—	—	—	—
Automobile Allowance	—	—	—	—

(1)	Payable only if death occurs during travel for business.

(2)	The amount listed represents the total obligation to be paid on a weekly basis over a maximum 25 week period upon incidence of disability.

(3)	The amount listed represents the total obligation to be paid on a weekly basis, until the respective officer reaches the age of 67, immediately following termination of short-term benefits.

(4)	The amount listed represents the total annual obligation, to be paid monthly, for a maximum of 12 months following termination, disability, or death.

Steve Buhaly

The following table shows the potential payments upon termination for various reasons, including within 12 months of a change of control, disability and death for Mr. Buhaly, our vice president of finance, secretary and chief financial officer, as of December 31, 2007:

Executive Benefit and Payments Upon Separation	Voluntary Termination, Retirement or For Cause Termination	Involuntary Not For Cause Termination (within 12 months of a Change in Control)	Disability	Death
Compensation:	$—	$285,000	$—	$—

Long Term Incentive Compensation:
Stock Options	—	193,594	—	—

Benefits & Perquisites:
Stock Awards	—	—	—	—
ESPP	—	—	—	—
401(k) Plan	—	—	—	—
Life Insurance Proceeds	—	—	—	$500,000
Accidental Death Proceeds	—	—	—	$500,000
Travel Death Proceeds(1)	—	—	—	$1,000,000
Short Term Disability(2)	—	—	$46,800	—
Long Term Disability(3)	—	—	$1,536,000	—
Cash Severance	—	—	—	—
Life and Health Insurance(4)	—	$15,084
Accrued Vacation	$5,233	$5,233	$5,233	$5,233
Deferred Compensation	—	—	—	—
Automobile Allowance	—	—	—	—

(1)	Payable only if death occurs during travel for business.

(2)	The amount listed represents the total obligation to be paid on a weekly basis over a maximum 25 week period upon incidence of disability.

(3)	The amount listed represents the total obligation to be paid on a weekly basis, until the respective officer reaches the age of 67, immediately following termination of short-term benefits.

(4)	The amount listed represents the total annual obligation, to be paid monthly, for a maximum of 12 months following termination, disability, or death.

Thomas Cordner

The following table shows the potential payments upon termination for various reasons, including within 12 months of a change of control, disability and death for Mr. Cordner, our vice president and general manager of our Military Business Unit and our Texas Operations, as of December 31, 2007:

Executive Benefit and Payments Upon Separation	Voluntary Termination, Retirement or For Cause Termination	Involuntary Not For Cause Termination (within 12 months of a Change in Control)	Disability	Death
Compensation:
Base Pay	$—	$226,000	$—	$—
Target Bonus		$45,200

Long Term Incentive Compensation:
Stock Options	—	88,250	—	—

Benefits & Perquisites:
Stock Awards	—	—	—	—
ESPP	—	—	—	—
401(k) Plan	—	—	—	—
Life Insurance Proceeds	—	—	—	$452,000
Accidental Death Proceeds	—	—	—	$452,000
Travel Death Proceeds(1)	—	—	—	$1,000,000
Short Term Disability(2)	—	—	$46,800	—
Long Term Disability(3)	—	—	$384,000	—
Cash Severance	—	—	—	—
Life and Health Insurance(4)	—
Accrued Vacation	$36,106	$36,106	$36,106	$36,106
Accrued Sabbatical	$26,077	$26,077	$26,077	$26,077
Deferred Compensation	—	—	—	—
Automobile Allowance	—	—	—	—

(1)	Payable only if death occurs during travel for business.

(2)	The amount listed represents the total obligation to be paid on a weekly basis over a maximum 25 week period upon incidence of disability.

(3)	The amount listed represents the total obligation to be paid on a weekly basis, until the respective officer reaches the age of 67, immediately following termination of short-term benefits.

(4)	The amount listed represents the total annual obligation, to be paid monthly, for a maximum of 12 months following termination, disability, or death.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND

DIRECTOR INDEPENDENCE

Since January 1, 2007, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than the compensation agreements described in “Executive Compensation and Other Matters.”

We have agreed to indemnify certain current and former directors and officers of our company for reasonable costs and expenses incurred by such individuals in connection with certain civil actions and governmental investigations relating to our past stock option granting practices. Our agreement to pay reasonable fees and costs is subject to each individual’s agreement to reimburse our company in the event that it is subsequently determined that the individual is not entitled to indemnification under our bylaws or applicable law

Policies and Procedures for Approving Transactions with Related Persons

The Audit Committee of the Board of Directors has the responsibility to review and approve related person transactions, either in advance or when we become aware of a related person transaction that was not reviewed and approved in advance, but neither the Audit Committee nor the Board of Directors has adopted a written policy or procedures governing its approval of transactions with related persons.

EQUITY COMPENSATION PLAN INFORMATION

The 1998 Employee Stock Purchase Plan terminated on November 30, 2007. The 1998 Nonstatutory Stock Option Plan terminated on December 3, 2007.

The following table provides information as of December 31, 2007, about our common stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our board under all existing equity compensation plans including the 1996 Program, the 1998 Nonstatutory Stock Option Plan, the 2007 Employee Stock Purchase Plan, the Sawtek Inc. Second Stock Option Plan and the Sawtek Inc. Stock Option Plan for acquired companies:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)		(b)		(c)
Equity compensation plans approved by security holders	26,418,033	(1)	$9.52	(3)	11,641,258	(2)
Equity compensation plans not approved by security holders	902,713		$10.32		0

Total	27,320,746		$9.55	(3)	11,641,258	(2)

(1)

Of these shares of common stock, 25,577,580 shares were subject to outstanding options under the 1996 Program, 812,550 shares were subject to outstanding options under the Sawtek Inc. Second Stock Option Plan and 27,903 shares were subject to outstanding options under the Sawtek Inc. Stock Option Plan for Acquired Companies.

(2)

Consists of 8,250,703 shares of our common stock reserved for issuance under our 1996 Program and 3,390,555 shares of our common stock reserved for future issuance under our 2007 ESPP. Shares available for issuance under the 1996 Program can be granted pursuant to stock options, stock appreciation rights, restricted stock or units, performance units, performance shares and any other stock based award selected by the plan administrator. We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 2007 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the 2007 ESPP. The 2007 ESPP provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

(3)

The weighted average exercise price excludes the shares in the 2007 ESPP. We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 2007 ESPP or the weighted average exercise price of outstanding rights under the 2007 ESPP. The 2007 ESPP provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

1998 Nonstatutory Stock Option Plan

In December 1997, the board approved the 1998 Nonstatutory Stock Option Plan (the “1998 Plan”). The 1998 Plan was subsequently amended and restated in July 2003. The 1998 Plan has not been submitted to our stockholders for approval.

The material terms of the 1998 Plan are summarized as follows:

Purpose

The purposes of the 1998 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of our business.

Eligibility to Participate in the 1998 Plan

Nonstatutory stock options may be granted to our consultants and our employees who are not officers or directors.

Number of Shares Covered by the 1998 Plan

The board initially reserved 500,000 shares of our common stock for issuance under the 1998 Plan. Our shares of common stock have split three times (3 for 2 stock split in July 1999, 2 for 1 in February 2000 and 2 for 1 in July 2000), thus producing an equivalent effect of a 6 for 1 stock split. Due to these stock splits, the shares of our common stock reserved for issuance under the 1998 Plan increased from 500,000 to 3,000,000 shares. In December 2002, the board amended the 1998 Plan to increase the aggregate number of shares of common stock authorized for issuance by 1,000,000 due to the grant of stock options to our new employees from businesses that we acquired in 2002 and early 2003. As of March 31, 2008, options to acquire 1,616,860 shares have been exercised and options to acquire 887,777 shares were outstanding, out of the 4,000,000 shares reserved for issuance.

Awards Permitted under the 1998 Plan

The 1998 Plan authorizes the granting of nonstatutory stock options only.

Terms of Options

The exercise price of an option may not be less than the fair market value of our common stock on the date of grant and the term of each option shall be stated in the stock option agreement. All of the options that are currently outstanding under the 1998 Plan vest and become exercisable over a four year period beginning at the grant date. Payment of the exercise price may be made by cash, check, promissory note, cashless exercise, other shares of our common stock, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options may be made exercisable only under the conditions the board or its appointed committee may establish. If an optionee’s employment terminates for any reason, the option remains exercisable for a fixed period of three months or such longer period as may be fixed by the board or its appointed committee up to the remainder of the option’s term.

Capital Changes

The number of shares available for future grant and previously granted but unexercised options are subject to adjustment for any future stock dividends, splits, mergers, combinations, reclassification of the common stock or other changes in capitalization as described in the 1998 Plan.

Merger or Change of Control

In the event of a merger of our company with or into another corporation, or the sale of substantially all of our assets, each outstanding option under the 1998 Plan must be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute for the option, the optionee will fully vest in and have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable.

Termination and Amendment

The 1998 Plan provides that the board may amend or terminate the 1998 Plan without stockholder approval, but no amendment or termination of the 1998 Plan or any award agreement may adversely affect any award previously granted under the 1998 Plan without the written consent of the optionee.

ANNUAL REPORT ON FORM 10-K

A copy of our 2007 Annual Report to Stockholders accompanies this Proxy Statement. We will provide, without charge, upon the request of any beneficial owner of shares of our common stock entitled to vote at the annual meeting, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC. Requests should be made by accessing the www.investoreconnect.com website and entering your 12 digit control number found on the notice that you received.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold. We urge you to promptly vote your shares as directed in the proxy card or notice of internet availability of our proxy materials. Stockholders who are present at the annual meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

THE BOARD OF DIRECTORS OF

TRIQUINT SEMICONDUCTOR, INC.

C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by TriQuint Semiconductor in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TriQuint Semiconductor, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

THE BOARD OF DIRECTORS OF TRIQUINT

SEMICONDUCTOR, INC. RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.

Vote on Directors

1. ELECTION OF DIRECTORS

Nominees:

01) Dr. Paul A. Gary

02) Charles Scott Gibson

03) Nicolas Kauser

04) Ralph G. Quinsey

05) Dr. Walden C. Rhines

06) Steven J. Sharp

07) Willis C. Young

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals

2. To ratify the audit committee’s appointment of KPMG LLP as TriQuint’s independent registered public accounting firm for the year ending December 31, 2008.

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

For Against Abstain

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned

Stockholders. If no direction is made, this proxy will be voted FOR items 1 AND 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.

Yes No

Please indicate if you plan to attend this meeting.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]    Date

Signature (Joint Owners)    Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders to be held on May 21, 2008

The stockholder(s) hereby appoint(s) Ralph G. Quinsey and Steven J. Buhaly, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TriQuint Semiconductor, Inc. (“TriQuint”) that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 pm, Pacific Time on May 21, 2008, at 2300 NE Brookwood Pkwy, Hillsboro, OR, 97124 and any adjournment

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE